Event ID:   4140568
Culture:   en-US
Event Name: Q4 2011 Rand Logistics, Inc Earnings Conference Call
Event Date: 2011-06-29T12:30:00 UTC

P: Operator;;
C: Lesley Snyder;Investor Relations Counsel;IR
C: Laurence Levy;Rand Logistics, Inc;Chairman and CEO
C: Scott Bravener;Rand Logistics, Inc;President of Lower Lakes Towing and Lower Lakes Transportation Company
C: Joe McHugh;Rand Logistics, Inc;CFO
C: Ed Levy;Rand Logistics, Inc;President
P: Fred Buonocore;CJS Securities;Analyst
C: Edward Levy;Rand Logistics, Inc;President
P: Ross Haberman;Haberman Value Fund;Analyst
P: David Horn;Kiron Advisors;Analyst
P: Gary Lenhoff;Wintrust Capital;Analyst
P: Jon Evans;Edmunds White Partners;Analyst
P: David Pointer;VI Capital Management;Analyst
P: Bob Sales;LMK Capital Management;Analyst

+++ presentation
Operator: Good morning. My name is Wes, and I'll be your conference Operator today. At this time, I would like to welcome everyone to the Rand Logistics fourth-quarter fiscal year 2011 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. (Operator Instructions). Thank you. I'll now turn the conference over to Lesley Snyder, Investor Relations Counsel. Please go ahead.

Lesley Snyder: Thank you, Operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics' fiscal year 2011 earnings conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer, Edward Levy, Rand's President, Scott Bravener, President of Lower Lakes, and Joe McHugh, Rand's Chief Financial Officer. A live audio webcast and accompanying slide presentation will be available on the Rand website at www.RandLogisticsInc.com/presentations.html.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control, and some of which might not even be anticipated. Future events and actual results affecting our strategic plan, as well as our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include but are not limited to, the effect of the economic downturn in our markets, the weather conditions on the Great Lakes and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the risk factors section in Rand's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 29, 2011. With that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results, Joe McHugh, our CFO, will review the financial results, and Edward Levy, Rand's President, will discuss our fiscal 2012 earnings outlook. We will then open the call up for questions.

Operating income plus depreciation and amortization for fiscal 2011 was $18.4 million. Excluding the costs of acquisition of the KKIS vessels in our fourth fiscal quarter, our operating income plus depreciation and amortization was $19.6 million, as compared to $20.7 million in the prior year. We were able to achieve this operating income plus depreciation and amortization, despite the impact of the mechanical incidents experienced earlier in the year, and one-time insurance assessments, which totaled $4.9 million. Management regards the number and magnitude of these events as unusual.

The key components of the $4.9 million were:

Firstly, approximately $1.1 million in repair costs below our insurance deductible limits,

Secondly, approximately $1.3 million of assessments from one of our insurance carriers due to unusually large losses experienced in that policy year, and

Thirdly, 113 days of down time, including 77 lost sailing days, which in conjunction with our inability to utilize certain of our vessels during periods when the repairs were made created inefficiencies in our trade patterns equivalent to lost margin of $2.5 million.

In addition to these incidents, we incurred $1.2 million of winter work, insurance, and transaction-related general and administrative expenses, attributable to the two vessels purchased as part of the KKIS vessels acquisition. Given the timing of the KKIS closing during our winter lay-up season, these vessels did not have the opportunity to generate revenue during the quarter of the acquisition. We continue to believe that the long-term fundamentals of our business and the end markets that we serve remain strong. We are very enthusiastic about the highly-strategic nature of the KKIS vessels acquisition, and are pleased to announce that thus far, the integration of the two vessels into our fleet has been better than we had expected.

Additionally, we are pleased to announce that we have completed the repowering of the Michipicoten, our last steam-powered vessel. Both the KKIS vessels acquisition and the Michipicoten repowering will be accretive to Rand's free cash flow per share in fiscal year 2012.

Over the next 24 months, we will remain highly confident that we will have the opportunity to accelerate our free cash flow growth as we improve the profitability of our existing fleet by better aligning our assets to the trade patterns that they are best suited for, and gain greater flexibility in the scheduling of our expanded fleet. Continued improvement in vessel utilization, combined with increased customer demand, reinforces our confidence in a positive future for Rand, our customers, employees, and shareholders.

Now I'd like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thanks, Laurence. As mentioned, operating income plus depreciation and amortization for fiscal 2011 was $18.4 million. Excluding the costs of the acquisition of the KKIS vessels during our winter lay-up season, our operating income plus depreciation and amortization was $19.6 million as compared to $20.7 million in the prior year.

As previously reported, our financial results during the fiscal year were adversely impacted by a series of unusual operating incidents and one-time insurance assessments, which totaled $4.9 million.

Nonetheless, our fundamental demand remains strong. The number of sailing days we operated increased by 6.2% to 3,338 as compared to the prior fiscal year. Thus far, in the 2011 sailing season, we are continuing to experience the strong demand trends that we experienced last year. Specifically, our demand visibility across the commodities that we transport is the best it has been since the economy slowed in 2008.

The magnitude of the demand improvement varies across the end markets that we serve, and the commodities that we transport.

Aggregates represent approximately 50% of our projected 2011 sailing season total tonnage versus 43% last year. We are projecting the aggregate end market demand to be relatively flat in 2011. However, we are projecting market share and commodity share gains due to the KKIS vessels acquisition. Thus far in the 2011 sailing season, aggregate demand has been strong as a result of inventory restocking.

Coal represents approximately 16% of our projected 2011 sailing season total tonnage versus 16% pre-acquisition tonnage last year. Substantially all the coal that we transport is consumed domestically. We expect continued growth in our coal tonnages due to a strategic decision that we made several years ago to dedicate greater resources to this commodity, given the stability of demand for this product. Our primary coal customers are industrial customers operating facilities in and around the Great Lakes.

Iron ore is projected to represent approximately 14% of our total tonnage for the 2011 sailing season versus 15% pre-acquisition tonnage last year. The increased tonnage versus prior year is due to growth with existing customers and market share gains. Thus far in the 2011 sailing season, we have experienced very strong demand from existing and new customers for the transport of this commodity.

Salt is projected to represent approximately 11% of our total tonnage in the 2011 sailing season, versus 13% pre-acquisition tonnage last year. Shipments declined significantly lakes-wide in the 2010 sailing season due to an abnormally mild and dry winter in 2009 in the Great Lakes region. The tonnage that we carried declined by 17% year-over-year. We are projecting our salt tonnages to rebound in 2011 due to a return of normalized weather patterns to the Great Lakes region and reduced customer stockpiles.

Grain is projected to represent approximately 9% of our total tonnage in the 2011 sailing season versus 11% pre-acquisition tonnage last year. During the 2010 sailing season, our grain tonnage declined by 13% year-over-year due to weak export markets and grain quality issues within our milling markets. Thus far in the 2011 sailing season, our milling grain tonnages have rebounded closer to historical levels, and grain that we transport for export has increased modestly, due to additional new business that we have secured since the 2010 sailing season.

Our total sailing days increased by 195 days or 6.2% to 3,338 sailing days during the fiscal year ended March 31, 2011 from 3,143 sailing days during the fiscal year ended March 31, 2010. The increase in sailing days was a result of stronger overall markets and the full season sailing of the McKee Sons, which we operated for an additional 106 sailing days in the fiscal year ended March 31, 2011 compared to the fiscal year ended March 31, 2010 when it was laid up at the beginning of the 2009 sailing season. This increase was offset by the loss of 77 sailing days due to unusual mechanical incidents on our vessels during the fiscal year ended March 31, 2011.

Our outlook for fiscal year 2012 is very positive given results to date and our current order book. Based on contracts in hand, our expanded fleet is fully booked for the 2011 sailing season. As such, we remain confident in our ability to operate our expanded fleet closer to our 3,575 sailing days per year theoretical maximum, upon the launch of the repowered Michipicoten in fiscal 2012.

We continue to enjoy organic growth as a result of our diversified commodity mix, and believe that over time, this strategic sales and marketing strategy will allow us to maximize our per-day performance metrics.

The KKIS vessels acquisition is a key element of our long-term strategy. The KKIS vessels are already positioning us to enhance the profitability of our existing fleet by better aligning our assets to the trade patterns that they are best suited for and gain greater flexibility in the scheduling of our expanded fleet. As Laurence mentioned, we are pleased with the performance of these vessels to date and look forward to providing future updates.

Over the last 12 months, we have successfully renewed all expiring contracts. In addition, we are pursuing a number of new customer opportunities which will enable continued growth, while improving the scheduling and efficiency of our vessels. This will in turn optimize the revenue generating capabilities of the fleet and enhance shareholder returns.

With that, I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott. I would now like to give you a more detailed explanation of our financials.

Total revenue during the fiscal year ended March 31, 2011 was $118.0 million, an increase of $9.8 million or 9.0% compared to $108.2 million during the fiscal year ended March 31, 2010. This increase was primarily attributable to higher fuel surcharges, the stronger Canadian dollar, and price increases.

Freight and other related revenue generated from Company-owned vessels increased by $5.3 million or 6.2% to $90.4 million during the fiscal year ended March 31, 2011, compared to $85.1 million during the fiscal year ended March 31, 2010. Freight and related revenue per sailing day increased by $5 to $27,092 per sailing day in the fiscal year ended March 31, 2011, compared to $27,087 per sailing day during the fiscal year ended March 31, 2010. This increase was attributable to the strength of the Canadian dollar and price increases during the fiscal year ended March 31, 2011, which were largely offset by inefficiencies in our trade patterns as a result of the substitution of sub-optimal vessels into the trade routes of our vessels that experienced mechanical incidents.

Vessel operating expenses increased by $12.3 million or 18.9% to $77.2 million in the fiscal year ended March 31, 2011, compared to $64.9 million in the fiscal year ended March 31, 2010. This increase was primarily attributable to higher fuel costs, a stronger Canadian dollar, an increase in the number of sailing days, the cost of repairs of vessel incidents under deductibles, and assessments from an insurance carrier during the fiscal year ended March 31, 2011. Vessel operating expenses per sailing day increased $2,463 or 11.9% to $23,121 per sailing day in the fiscal year ended March 31, 2011, from $20,658 per sailing day in the fiscal year ended March 31, 2010.

Our general and administrative expenses increased by $224,000 to $9.9 million in the fiscal year ended March 31, 2011, from $9.7 million in the fiscal year ended March 31, 2010. This increase was a result of a stronger Canadian dollar, higher restricted stock amortization expenses, and higher legal costs in the fiscal year ended March 31, 2011, compared to the fiscal year ended March 31, 2010, which included a loan amendment fee of $446,000. Our general and administrative expenses represented 8.4% of revenues during the fiscal year ended March 31, 2011, a decrease from 8.9% of revenues during the fiscal year ended March 31, 2010. During the fiscal year ended March 31, 2011, $2.7 million of our general administrative expenses was attributable to our parent Company and $7.2 million was attributable to our operating companies.

The Canadian dollar strengthened by approximately 7.1% versus the US dollar, averaging approximately $0.98 per Canadian dollar during the fiscal year ended March 31, 2011 compared to approximately $0.92 per Canadian dollar during the fiscal year ended March 31, 2010. The Company's balance sheet translation rate increased from $0.98 per Canadian dollar at March 31, 2010, to just over $1 per Canadian dollar at March 31, 2011.

As shown on slide 11 of the presentation available on Rand's website under Investors, Events and Presentations, during the fiscal year ended March 31, 2011, the Company's operating income plus depreciation and amortization was $18.4 million as compared to $20.7 million in the prior year. Excluding the $1.2 million of winter work, insurance, and transaction-related general and administrative expenses attributable to the two vessels acquired as part of the KKIS vessels acquisition, the current year performance declined by $1.1 million as compared to our prior year performance, in spite of the total $4.9 million impact of repair costs of unusual vessel incidents under the insurance deductibles, one-time assessments from an insurance carrier, and other related costs.

Finally, I would ask you to turn to slide 12 of the aforementioned presentation. We believe that this chart, which illustrates the Company's trailing 4 quarters, operating income plus depreciation and amortization, since the time of Rand's purchase of Lower Lakes, highlights the Company's earnings quality and growth in both good and difficult economic conditions. With that, I'd like to turn the call over to Ed. Ed?

Ed Levy: Thanks, Joe. We are pleased to announce that the SS Michipicoten repowering project, which began in December 2010, was completed in May 2011. The benefits of the conversion include; increased revenues from higher speeds and lower costs from reduced fuel consumption, labor efficiencies, and reduced maintenance and other operating expenses. We are pleased with the performance of this vessel thus far, and continue to believe that this project will be accretive to our fiscal year 2012 results.

The Michipicoten is the fourth vessel in our fleet to be repowered since the year 2000. The Michipicoten was our last steam-powered vessel. Including this repowering project, over the last 6 years, Rand has invested more than $70 million of capital into its vessels to improve their efficiency and extend their useful life. This continued investment ensures that we remain a leader within our industry in providing efficient, cost effective, and environmentally responsible water-borne transportation services.

The highly strategic KKIS vessels acquisition and our investment in the Michipicoten are predicated on our belief that these investments will allow us to optimize the utilization of our entire fleet and better serve the needs of our customer network. Our outlook for fiscal year 2012 is positive, given our current order book and our performance to date. Based on contracts in hand, our entire fleet is fully-booked for the 2011 sailing season. As such, we are reaffirming our guidance that assuming a full sailing season of the Michipicoten, operating income plus depreciation and amortization will be between $34 million and $36 million, and that free cash flow per common share will be between $1.15 and $1.30. We believe that as we achieve optimal scheduling of our vessels and secure new business opportunities, we have the potential to see free cash flow per common share increase by a further 10% for the year-ending March 31, 2013.

We are pleased to announce that we have entered into a commitment letter with our existing lender group, which among other things, will extend the maturity of our senior secured debt from April 1, 2013 to April 1, 2015 on terms comparable to those that we presently enjoy. Besides our lenders validating their continued support of the Company, we believe that the loan extension provides us balance sheet stability, which will allow us to continue to focus on maximizing the earnings potential of our assets.

We remain committed to evaluating and pursuing a variety of in-market growth opportunities, which will enhance our competitive position as a leading provider of bulk freight shipping services throughout the Great Lakes region, and illustrates our long-term commitment to our customers, employees and shareholders.

We look forward to keeping you apprised of Rand's continuing progress. With that, I'd like to turn the call back to the Operator and open it up for questions.

+++ q-and-a
Operator: (Operator Instructions) Our first question comes from Fred Buonocore of CJS Securities.

Fred Buonocore: Yes, good morning and congratulations on a very solid year despite some challenges that you had.

Laurence Levy: Thanks, Fred.

Fred Buonocore: My first question relates to the guidance - just to clarify a couple things. It sounds like from where you sit now, and what you're seeing from the performance of the Michipicoten as well as the acquired vessels, you're seeing some better performance than you had even anticipated, I think in these vessels is what it at least sounds like. I'm just wondering with respect to the guidance, is the fact that you didn't increase the guidance at all from what you talked about back in February just conservatism or is there something else holding you back?

Laurence Levy: Ed, go ahead please.

Edward Levy: Good morning, Fred. It's a little early, Fred, for us to fine tune our guidance at this point.

Fred Buonocore: Sure.

Edward Levy: We've got about 30 days of data on the Michipictoen, and as we said, it's performing to expectation and we're pleased with that. We've had no major issues since it was put back into service, and the two vessels as part of the KKIS acquisition, we've got about 90 days worth of data there, and the actual results have exceeded our projections but it's a little bit early for us to want to up our guidance at this point, but certainly, we're seeing very nice performance from those three assets at this point, and the demand, as Scott had mentioned, across the commodities that we're moving continues to be very strong.

Fred Buonocore: Sure, that makes sense. And then just to maybe get a little clarity, it may just be semantics but I want to make sure I'm not missing anything here. You talk about assuming the full sailing season of the Michipicoten, so that came in May, so in other words you're saying, assuming you'd had that vessel operating since Mid-April, your guidance would be the $34 million and $36 million. Can you drill down a little bit on specifically what that comment means in the context of your guidance?

Edward Levy: Yes, we lost about 60 days this sailing season on the Michipicoten, Fred, so it started on June 1, so if you take our average vessel margin, apply it against those 60 days, that's the impact, but certainly on a full year basis, no change to our $34 million to $36 million guidance.

Fred Buonocore: Right so we would just take the 60 days times your average vessel margin and you could reduce that $34 million to $36 million range by that to get what your actual guidance would be for the current fiscal year?

Laurence Levy: In approximate terms, that's right.

Fred Buonocore: Exactly, and as you mentioned it's early in the year to really go that level of precision I guess. And then maybe a question for Joe, if you could talk about the one-time expenses in the quarter related to the KKIS acquisition. Can you break that dollar amount out into what impacted G&A as opposed to what was winter work? If you could give a little more granularity on that, that would be helpful, thanks.

Joe McHugh: Yes, I could do that, Fred. We had incurred about $48,000 of insurance during the lay-up season that gets amortized, a type of insurance that gets amortized throughout the year, that the vessel wasn't sailing but we had to insure it for P&I and hull and machinery and certain types of mortgage and other insurance during that period. It was not a capitalizable expense to the acquisition. In addition, we incurred about $650,000 to $700,000 of the normal winter work for those vessels and that was the first time Scott really got involved in those vessels, so there was probably a bit more winter work than what you'd incur in your normal vessels year-in and year-out to get them ready to go. Then we had about roughly about $450,000 of expenses that were related to the acquisition but not particularly capitalizable. A lot of it was related, for example, to tax planning and other G&A costs that you really couldn't capitalize into the vessels as part of the closing costs of acquiring the assets. So that added up to just under $1.2 million with no revenue, because those vessels started sailing in early to mid-April.

Fred Buonocore: Exactly, okay, thank you. And then finally, Ed, you had referred to pursuing other opportunities to grow your fleet and I'm just wondering what sort of opportunities are out there. Are there similar opportunities to the KKIS vessel acquisitions, similar types of boats? Similar end markets? If you could just elaborate on that a little bit, that would be helpful. Thanks.

Edward Levy: We're seeing some opportunities out there, Fred. We continue to evaluate them. I think at this point, our primary focus is on execution of the assets that we have and ensuring that we perform to the level we have set our expectations at, and so that's really where our emphasis is right now. Notwithstanding that, we continue to look at and evaluate potential additions to the fleet where we think they can be accretive and we can generate the kind of returns that we're targeting.

Fred Buonocore: Very good. Thanks.

Operator: Your next question comes from Ross Haberman of Haberman Management.

Ross Haberman: Good morning, gentlemen, how are you?

Laurence Levy: Good morning.

Ross Haberman: Laurence, I just have a quick question. In the expectations for next year and your numbers, is there much in terms of your trade route optimization? You've been talking about that I guess for a couple of quarters now that if you improve the round-trip routes that you can squeeze quite a bit more money out of the system, could you talk a little bit more about that, and is there any of that already built into this $34 million to $36 million for next year in cash flow or if you do see any, it will just augment those numbers?

Laurence Levy: The $34 million to $36 million is for our current fiscal year that we're talking about assuming a full 12 months of the Michipicoten sailing, and we did refer during our presentation to an estimated 10% opportunity to improve that for next fiscal year. Embedded in that 10% estimate are several different factors which include our normal price increases which are built into our contracts with our customers, and if you look at the operating model of our business, that does result in a healthy improvement in our EBITDA, or operating income plus depreciation and amortization going forward. Additionally, as you did highlight, we do anticipate an ongoing improvement in the utilization of our assets. Scott and his team spend a significant amount of time working on that and as we have grown the size of the fleet, that becomes a greater and greater opportunity for us, as we've got additional flexibility. Scott, will you add anything to that?

Scott Bravener: I think traditionally, Ross, we've seen historically as we've added vessels, we have seen growth in our revenue per day generating capabilities as we've integrated them into the fleet over a two or three year time period. So, obviously in the forecast that we've put out there, we've built in a stronger economy. Based on what we've been able to do historically, we think we can continue to grow that number.

Ross Haberman: Okay, and just one other final. Could you talk about the competition, and I think there were one or two possible opportunities to maybe purchase a boat or two from one of them. Where do those options stand today?

Laurence Levy: We continue to monitor all our competitors on the lakes and reach out to them. It depends on their specific situation where there are current opportunities and at the moment, as Ed referred to the fact, we are busy maximizing our existing fleet, but we do feel that there are potential opportunities but would be premature to discuss them, until we could make a more detailed announcement about them.

Ross Haberman: Okay, thank you very much.

Laurence Levy: Thank you.

Operator: Your next question comes from David Horn of Kiron Advisors.

David Horn: Good morning. Thanks for taking my questions. When you did the presentation in May, you had that bridge slide; you sometimes do that has from EBITDA now, adjusted through the 2012 year. Is there any reason you didn't include that? I didn't see it in this slide deck.

Laurence Levy: No specific reason. I mean, we do have a bridge chart specifically on page 11 of the presentation which reconciles fiscal year 2010 through fiscal year 2011.

David Horn: Right. Okay, I thought that was whatever, next time you do a presentation I think it's a powerful tool, because obviously when you come out and say we did $19 million of EBITDA and we'll do $34 million to $36 million, some people might scratch their head so it definitely helps sort of get you there. And I guess so the way I understand guidance is, this is on business that's booked outside of any mechanical problems that we have like we had last year, or just cancelled business from sort of major drop off in the economy. I mean, it seems like there's a high level of visibility for this. Is that accurate?

Edward Levy: Yes, I guess it's a good way to put it, David. The three buckets that you should be thinking about are if you take our $19.6 million, you add back in the one-time incidents which hopefully don't recur, and then last year our salt tonnage was down pretty meaningfully, which had a significant impact on our profitability, so if you take the mechanical incidents plus our salt tonnage being down, add those two back and then add the benefit of the KKIS acquisition, those are the three buckets to build up to the $34 million to $36 million.

David Horn: And salt's looking good, the orders for salt for this next year?

Laurence Levy: Scott, could you address that?

Scott Bravener: Yes, David, as we've previously discussed, the previous year we were affected by an abnormally dry and mild winter in the Great Lakes region and last year was more of a normalized winter, so we have seen the increase in salt shipments for this year as the carryover from the previous year were used up in the depots last Winter, so we've seen a much stronger demand for that commodity this season.

David Horn: Great. Last question. Thoughts on free cash flow use. Are you comfortable with the debt here? If we get that $17 million to $19 million, how are you thinking about that?

Laurence Levy: We are comfortable with our debt levels and so our lenders as we just mentioned, we have just signed an amendment to our debt agreement which will give us a further two years and so we are very pleased about that stability. We do plan to utilize the free cash flow to continue to amortize debt or if by chance we find an attractive investment opportunity which will be accretive to our shareholders, we could deploy some of that flexibility for that purpose.

David Horn: Okay, great. Thank you.

Operator: Your next question comes from Gary Lenhoff of Wintrust Capital.

Gary Lenhoff: Thank you, just a couple basic questions. Incorporated in your guidance, what's your expectation for the freight revenues per day for fiscal 2012?

Laurence Levy: Joe, can you address that?

Joe McHugh: Yes, I can. We're projecting approximate freight revenue per day, let me just get that for you.

Laurence Levy: Joe, if you don't have that easily accessible, we can get back to this when you find it.

Joe McHugh: Yes.

Gary Lenhoff: Yes, that would be fine. My other question is I know, I think I understand how fuel surcharges work but with the first quarter just about behind us here, can you comment on where fuel costs were in Q1 where you expect them to be going forward this year relative to last?

Laurence Levy: Scott, go ahead with that, please.

Scott Bravener: Gary, we budgeted much higher this year for fuel costs going into the year on the expectations of what we seen in the tail end of last year and the fuel during the first quarter was even higher than budget.  In the last 30 days we've seen fuel prices start to decline but we are recouping 100% of the increased fuel costs through our fuel surcharge mechanisms.

Gary Lenhoff: Are fuel costs today currently in line with your budget or are they slightly below it now or where are we?

Scott Bravener: Slightly above right now.

Gary Lenhoff: Okay, great. Thanks very much.

Edward Levy: Thank you. Joe, do you have that revenue per sailing day number?

Joe McHugh: Yes. We're projecting roughly for this fiscal year, I'm just pulling it up right now. Freight revenue of about $29,500 Freight revenue per day.

Gary Lenhoff: Great. Thanks very much.

Joe McHugh: Call it $29,000 to $29,500. We were a few days later than what we had in that budget as far as the Michipicoten coming out.

Operator: And your next question comes from Jon Evans of Edmunds White Partners.

Jon Evans: Can you talk a little bit about the opportunity for pricing? So you talk about demand is really strong. I know you've contracted a lot of your business, but at what point do you have contracts that come up and can you talk a little bit about the ability to push price and how much in this fiscal year you have for contracts that are renewing that you could reprice?

Laurence Levy: Scott, can you address that, please?

Scott Bravener: Jon, right now, the market is running pretty much in balance with one of our competitors that had several idle vessels has now activated all of those vessels by the mid part of this month. Their full fleet will be sailing so the market has been tight by those idled vessels, and will continue to be tight for the balance of the year. We have a number of contracts, less than 10% of our overall business coming up for renewal this year, so we do have some opportunity certainly for pricing increases, but aggregates represent 50% of our market and we're constrained by land-based competition from land-based quarries, so there is a competitive barrier there for our market penetration inland that we have to be cognizant of.

Jon Evans: Okay, thanks, and then can you talk a little bit about how you view as you can potentially increase the utilization, kind of the incremental margins that you have and how we could think about that from a drop-through standpoint?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Sorry, what was the question again?

Jon Evans: Sure. So with your acquisition, you talked about how it could improve your utilization; correct?

Scott Bravener: That's correct.

Jon Evans: So if you improve your utilization that means you're going to have more shipping days or sailing times, et cetera, because you'll be able to turn the ships quicker. So what I'm trying to understand is kind of what the incremental margin is if you can improve utilization. Does that make sense?

Scott Bravener: Yes, I think you're seeing some of that in our forecast in the numbers that Joe just gave out in taking that revenue per operating day from the 27 range to the mid 29s, Jon. That is pretty much entirely due to that, the increased efficiencies in the vessels and aligning their trade patterns.

Jon Evans: Got it. Okay, thank you.

Operator: Your next question comes from David Pointer of VI Capital Management.

David Pointer: Good morning, Ed. I'd like to add my congratulations too on a great fiscal year and I just wanted to follow-up to Fred's question about the deal environment a little bit, and some of your priorities, and kind of how you think about when you extend the debt deal a couple years. By my numbers, as you look at fiscal 2012 and then the comments you made about fiscal 2013, you may generate up to $40 million, maybe a little more than that over that two-year period of free cash. That's several dollars a share of your stock, that's probably one of the best investment opportunities you have. How do you think about have the deal environment? Has that kind of been reprioritized and then also, what's the pricing environment like for deals with volumes kind of coming back? Have prices kind of firmed up?

Edward Levy: I'll answer those in reverse order. There was a River class vessel that sold in the last 90 days that we actively looked at. We were not the successful bidder of that, it went for a price that we felt we just couldn't justify, frankly, and so the environment for assets similar to ours, we're going to be very careful as it relates to how we're going to allocate our capital to bring in new assets, so I think that's I guess the answer as it relates to capital allocation, and I think that we recognized and appreciate the stock price. We also recognize and appreciate the inherent value of the assets that we have.

That said, we're putting together a portfolio of unique, we believe a portfolio of unique assets that rarely trade and so facts and circumstances may dictate that the seller wants to sell an asset and in that case, we've got to think long and hard about whether we can integrate it into our fleet and whether we can do so at a value that we think is appropriate in terms of generating the kind of shareholder returns that we have set forth for everybody.

Laurence Levy: David, I'll add, we will generate significant cash flow over the next couple of years based on our current visibility, as you did highlight and we will continue to evaluate the application of their cash to continuing to acquire assets and that has been very successful for us to date. We also do have the potential to repay some of our convertible preferred accrued dividends, which would result in a very good return to our common stockholders, or potentially to buyback some common stock, but we will evaluate that as and when we have that cash flow available, and the market opportunities, as Ed described.

David Pointer: So just to reiterate then, so if we just steady as she goes through the next 24 months, the next couple sailing seasons, hopefully the preferreds would be converted by then. I mean, it's a pretty solid balance sheet 24 months later. Is that a fair statement?

Laurence Levy: Yes, I mean we do think we've got a very stable capital structure right now and the lenders have affirmed that. We continue to generate positive cash flow and that will continue to build up on our balance sheet unless we deploy it into one of the uses we discussed.

David Pointer: Fair enough. Thanks a lot, and congratulations again, and good luck this year.

Laurence Levy: Thank you.

Operator: Your next question comes from Bob Sales of LMK Capital Management.

Bob Sales: Hi. A couple questions. You've put $70 million into the vessels since you've acquired -- since the initial acquisition. Can you give us some sense of where you expect or suspect you might have major capital refurbishments over the next 24 months?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Bob, over the next 24 months, we're not planning any major repowerings along the lines of what we've just done with the Michipicoten and the Saginaw two years ago. We are continuing with the steel renewal program on our vessels that is largely complete. We have about three vessels left in the fleet to bring up, so over the next two years, two of those vessels will be completed and our steel renewal within the fleet will start to wind down. And as I said, we're not contemplating any at this point; the Michipicoten was our last steam powered vessel of a major repowering of that type. We continue to look at areas for organic growth within the fleet where we can improve efficiencies and we have a quick return on investment.

Bob Sales: And Scott, since you're on the line, when you look at your tonnage plans going forward, what are the areas that concern you the most in terms of tonnage potentially falling off and then those areas that where you see potential upside?

Scott Bravener: Tonnage that we carry falling off or for the industry in general?

Bob Sales: I guess you can slice that either way you'd like.

Scott Bravener: We are seeing if you look at statistics out there, you will see coal falling this year and over the next couple years, coal tonnage is on the Great Lakes declining, mainly due to Ontario Power Generation in Canada shutting down their coal-fired generating facilities by 2014 and its law. We do not carry for Ontario power or any of the large utilities, the utilities that we service are in the smaller restricted ports in the U.S. But you will see coal tonnages decline for some of the larger size vessels on the Great Lakes over the next couple years and that's already occurring, but there’s the stability of the iron ore market, which is really dependent on the economy. The other commodities we expect to continue to increase our market share within the salt segment of our business. Our grain segment is a very stable end of our business, and the coal that we do carry, we do not expect those volumes to decline and actually as with the new assets that we've added, we've actually been able to increase our coal tonnage going forward into the market niche that we service.

Bob Sales: Okay, and then you may have already said it but what was total CapEx for 2011 and what is the planned CapEx for 2012?

Laurence Levy: Scott?

Scott Bravener: Joe would be better positioned for that question.

Joe McHugh: We accrued this year in CapEx and investments in our dry dockings, $28.4 million this year, which included most of the repowering of the Michipicoten, so that's why it was much more than in a normal year, and we did some fairly substantial steel work on one of our most profitable vessels as part of a dry dock. And then we had another about $800,000 of initial CapEx that wasn't really part of the purchase price with CapEx investments we made in the two vessels that we acquired. So that was our fiscal 2011 number, and in fiscal 2012, we have a current bank limit of about $8.2 million, and we do have several dry docks, including three of our newer vessels will be dry docked, one of the acquired barges, and another one of our most profitable vessels being dry docked, and we're reviewing right now whether there's any incremental steel that we want to do to that, but we do have a little bit of a bubble of dry docks for the next two years, the next two upcoming winters, and then it lets off fairly substantially the following two winters.

Bob Sales: Okay, so the CapEx plan for 2012 is what then?

Joe McHugh: It’s about $9.6 million, including the acquired vessels.

Edward Levy: We've given $10 million for this year of CapEx, okay?

Bob Sales: And how much of the 2011 expenditures were the steel refurbishment, roughly?

Joe McHugh: Roughly, on the steel refurbishment, we were about--

Scott Bravener: Probably about $5 million, Bob.

Joe McHugh: Yes, about $5 million primarily on our Saginaw vessel.

Bob Sales: And then the $10 million for 2012 -  does that include any steel refurbishment?

Edward Levy: A modest amount, Bob.

Laurence Levy: Primarily the dry docking, three of them that inflating the number over what you would normally project.

Bob Sales: Okay, and then--

Joe McHugh: Three of those vessels are the acquired vessels we acquired from WMS in 2008 and they were built in early 1980s and would not have the types of steel work you'd have on the older vessels.

Bob Sales: Understood and then this question is for perhaps Laurence or Ed. When you look at the capital structure today, it strikes me there is the obvious potential improvement in taking care of the preferred and hopefully the stock price takes care of that. But when you look out over the next 24 months, what would you like to see the capital structure end up, as you work through a period of richer free cash flow and at the end of that period, where would you like to have the debt level, the preferred structure stock buyback? I'd love to hear your thinking as you think of the options.

Laurence Levy: Well I would say in our view that the debt level is at a very manageable level. We added in ballpark terms about three times our EBITDA levels and we feel very comfortable. We've obviously got hard assets that secure the debt that gives the lenders a great deal of comfort as well, so we feel that as we go forward, we don't feel any pressing need to repay the debt. It obviously provides financial leverage to our returns on equity and it's quite manageable considering the stability and quality of our cash flows.

As we generate free cash flow, we will look at where is best to deploy it and potentially, we could deploy some of it as we discussed into acquisitions, the accrued dividend portion of the preferred stock, as you did say an increase in our stock price would take care of the base preferred stock, which presumably would convert into common at that point. We also could deploy some of it into some of the steel work that we referred to prior in this discussion previously, but we don't feel any need to significantly reduce our debt levels. We feel very comfortable at this level of leverage.

Bob Sales: Okay, thank you.

Joe McHugh: I'd just add that the average amortization of our term debt is about generally about 15 years and the average useful life remaining on our vessels is on the order of double that on average, more than double that.

Operator: At this time I'm showing no further questions. I'll turn the conference back to Management for any further remarks.

Laurence Levy: We thank you for your participation on today's call and we look forward to continuing to update you about Rand's progress. In the interim if you do have any questions please reach out to our Management team. Thank you for your participation.

Operator: And ladies and gentlemen, that concludes the Rand Logistics fourth-quarter fiscal year 2011 earnings conference call. We appreciate your time and you may now disconnect.